                                                                  EXHIBIT (d)(1)


================================================================================





                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 May 11, 2001

                                     among

                         DIMENSION DATA HOLDINGS PLC,
                                PROXICOM, INC.

                                      and

                           PUTTER ACQUISITION CORP.






================================================================================

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE 1 THE OFFER...............................................................1

      SECTION 1.01.  The Offer....................................................1
      SECTION 1.02.  Company Action...............................................2
      SECTION 1.03.  Directors....................................................3

ARTICLE 2 THE MERGER..............................................................4

      SECTION 2.01.  The Merger...................................................4
      SECTION 2.02.  Conversion of Shares.........................................4
      SECTION 2.03.  Surrender and Payment........................................4
      SECTION 2.04.  Dissenting Shares............................................5
      SECTION 2.05.  Stock Options................................................6
      SECTION 2.06.  Employee Stock Purchase Plan.................................6
      SECTION 2.07.  Adjustments..................................................7
      SECTION 2.08.  Withholding Rights...........................................7
      SECTION 2.09.  Lost Certificates............................................7

ARTICLE 3 THE SURVIVING CORPORATION...............................................7

      SECTION 3.01.  Certificate of Incorporation.................................7
      SECTION 3.02.  Bylaws.......................................................7
      SECTION 3.03.  Directors and Officers.......................................7

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................8

      SECTION 4.01.  Corporate Existence and Power................................8
      SECTION 4.02.  Corporate Authorization......................................8
      SECTION 4.03.  Governmental Authorization...................................8
      SECTION 4.04.  Non-Contravention............................................9
      SECTION 4.05.  Capitalization...............................................9
      SECTION 4.06.  Subsidiaries.................................................9
      SECTION 4.07.  SEC Filings.................................................10
      SECTION 4.08.  Financial Statements........................................10
      SECTION 4.09.  Disclosure Documents........................................11
      SECTION 4.10.  Absence of Certain Changes..................................11
      SECTION 4.11.  No Undisclosed Material Liabilities.........................13
      SECTION 4.12.  Litigation..................................................13
      SECTION 4.13.  Taxes.......................................................13
      SECTION 4.14.  ERISA.......................................................14
      SECTION 4.15.  Compliance with Laws........................................16
      SECTION 4.16.  Finders' Fees...............................................16
      SECTION 4.17.  Patents and Other Proprietary Rights........................16
      SECTION 4.18.  Environmental Matters.......................................17
      SECTION 4.19.  Antitakeover Provisions.....................................18
      SECTION 4.20.  Rights Agreement or Plan....................................18


ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT...............................18

      SECTION 5.01.  Corporate Existence and Power...............................18
      SECTION 5.02.  Corporate Authorization.....................................18
      SECTION 5.03.  Governmental Authorization..................................19
      SECTION 5.04.  Non-Contravention...........................................19
      SECTION 5.05.  Disclosure Documents........................................19
      SECTION 5.06.  Finders' Fees...............................................20
      SECTION 5.07.  Financing...................................................20

ARTICLE 6 COVENANTS OF THE COMPANY...............................................20

      SECTION 6.01.  Conduct of the Company......................................20
      SECTION 6.02.  Stockholder Meeting; Proxy Material.........................21
      SECTION 6.03.  Access to Information.......................................21
      SECTION 6.04.  Other Offers................................................21
      SECTION 6.05.  Section 16 Matters..........................................23
      SECTION 6.06.  Notice of Certain Events....................................23

ARTICLE 7 COVENANTS OF PARENT....................................................24

      SECTION 7.01.  Obligations of Merger Subsidiary............................24
      SECTION 7.02.  Director and Officer Liability..............................24
      SECTION 7.03.  Employees...................................................24
      SECTION 7.04.  Notice of Certain Events....................................25

ARTICLE 8 COVENANTS OF PARENT AND THE COMPANY....................................26

      SECTION 8.01.  Reasonable Best Efforts.....................................26
      SECTION 8.02.  Certain Filings.............................................26
      SECTION 8.03.  Public Announcements........................................26
      SECTION 8.04.  Merger Without Meeting of Stockholders......................26

ARTICLE 9 CONDITIONS TO THE MERGER...............................................27

      SECTION 9.01.  Conditions to the Obligations of Each Party.................27

ARTICLE 10 TERMINATION...........................................................27

      SECTION 10.01. Termination.................................................27
      SECTION 10.02. Effect of Termination.......................................28

ARTICLE 11 MISCELLANEOUS.........................................................29

      SECTION 11.01. Notices.....................................................29
      SECTION 11.02. Survival....................................................29
      SECTION 11.03. Amendments; No Waivers......................................30
      SECTION 11.04. Fees and Expenses...........................................30
      SECTION 11.05. Successors and Assigns......................................30
      SECTION 11.06. Governing Law...............................................31
      SECTION 11.07. Jurisdiction................................................31
      SECTION 11.08. WAIVER OF JURY TRIAL........................................31
      SECTION 11.09. Counterparts; Effectiveness; Third Party Beneficiaries......31
      SECTION 11.10. Entire Agreement............................................31


      SECTION 11.11. Severability................................................31
      SECTION 11.12. Specific Performance........................................32
      SECTION 11.13. Definitions.................................................32

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of May 11, 2001 among Dimension Data Holdings plc, a corporation incorporated in England and Wales ("PARENT"), Proxicom, Inc. , a Delaware corporation (the "COMPANY"), and Putter Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

          WHEREAS, the Agreement and Plan of Merger dated as of April 26, 2001 among the Company, Compaq Computer Corporation and PFC Acquisition Corp. has been terminated by the Company pursuant to the terms thereof and the Company has paid to Compaq Computer Corporation the termination fee thereunder;

          NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1
                                   THE OFFER
                                   ---------

          SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred
                        ---------
that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, within five business days after the date hereof, Merger Subsidiary shall commence an offer (the "OFFER") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "COMPANY STOCK") at a price of $7.50 per share, net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Stock that, together with the shares of Company Stock then owned by Parent and its Affiliates, represents at least a majority of the shares of Company Stock outstanding on a fully-diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, (i) the Minimum Condition may not be waived and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Stock or the number of shares of Company Stock sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I. If any of the conditions to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Merger Subsidiary shall extend the Offer from time to time until such conditions are satisfied or waived; provided that Merger Subsidiary shall not be required to extend the Offer beyond August 1, 2001. Any individual extension of the Offer pursuant to the preceding sentence shall not exceed 10 business days. If at the expiration of the Offer all of the conditions to the Offer have been satisfied or waived, Merger Subsidiary may (and if the number of shares of Company Stock validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90% of the outstanding shares of Company Stock, shall) extend the Offer pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed 20 business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Subject to the foregoing and applicable law and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and

Parent shall cause it to, accept for payment, as promptly as permitted under applicable securities laws, and pay for, as promptly as practicable after the date on which Merger Subsidiary first accepts shares for payment pursuant to the Offer (the "ACCEPTANCE DATE"), all shares of Company Stock validly tendered and not withdrawn pursuant to the Offer.

          (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Offer (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Stock.

          SECTION 1.02. Company Action. (a) The Company hereby consents to the
                        --------------
Offer and represents that its Board of Directors, at a meeting duly called and held has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the "DELAWARE LAW") and (iii) subject to Section 6.04(b), resolved to recommend acceptance of the Offer and adoption of this Agreement by its stockholders. The Company further represents that Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its oral opinion (to be subsequently confirmed in writing) to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Company Stock pursuant to the terms of the Offer and the Merger is fair to such holders from a financial point of view. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Stock and lists of securities positions of shares of Company Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

          (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that, subject to Section 6.04(b), shall reflect the recommendations of the Board of Directors of the Company referred to above. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

          SECTION 1.03. Directors. (a) Effective upon the acceptance for
                        ---------
payment of any shares of Company Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) and
(ii) the percentage that the number of shares of Company Stock beneficially owned by Parent and its Affiliates (including shares of Company Stock accepted for payment) bears to the total number of shares of Company Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Board of Directors of the Company, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, subject to applicable law and applicable stock exchange regulations, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

          (b) The Company's obligations to appoint Parent's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or any action as to which the consent or agreement of the Company is required hereunder. Following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least one of the directors of the Company not designated by Parent shall remain a member of the Board of Directors of the Company.

                                   ARTICLE 2
                                  THE MERGER
                                  ----------

          SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary
                        ----------
shall be merged (the "MERGER") into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at the close of business on the day on which the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as the Company and Parent may agree and specify in the certificate of merger (the "EFFECTIVE TIME").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the Delaware Law.

          SECTION 2.02. Conversion of Shares. At the Effective Time:
                        --------------------

          (a) except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.50 in cash, or such higher price as is paid in the Offer, without interest (the "MERGER CONSIDERATION");

          (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time,
                        ---------------------
Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Company Stock (the "CERTIFICATES") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each share of Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

          SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares
                        -----------------
of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Stock in accordance with the Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger

Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 2.05. Stock Options. (a) The Company shall take all actions
                        -------------
necessary to provide that at the Effective Time, (i) each option to purchase shares of Company Stock (a "COMPANY STOCK OPTION") granted under any plan or arrangement of the Company providing for the grant of options to purchase shares of Company Stock other than the Company ESPP (collectively, the "COMPANY OPTION PLANS") shall be cancelled and (ii) in consideration of such cancellation, each holder of a Company Stock Option shall receive a payment (the "OPTION PAYMENT") in consideration thereof of an amount (subject to any applicable withholding
Tax) in cash equal to the product of (A) the excess, if any, of $7.50 (or such higher price as is paid in the Offer) over the per share exercise price of such Company Stock Option and (B) the number of shares of Company Stock subject to such Company Stock Option. The Option Payment with respect to all Company Stock Options which are vested at the Effective Time or become vested in connection with the consummation of the transactions set forth in this Agreement (the "VESTED OPTIONS") will be paid as soon as practicable following the Effective Time. The Option Payment with respect to all Company Stock Options other than the Vested Options will be paid at the same times that such Company Stock Options would otherwise have become vested and exercisable in accordance with their original terms including, without limitation, any provision requiring continued employment or other service until each applicable vesting date. Any Company Stock Option with a per share exercise price that is greater than or equal to $7.50 (or such higher price as is paid in the Offer) shall be cancelled without payment. The Company shall take all actions necessary to effectuate the foregoing, including, without limitation, amending the Company Option Plans and obtaining any necessary consents from holders of Company Stock Options.

          (b) Except as may be otherwise agreed to by Parent or Merger Subsidiary and the Company or as otherwise contemplated or required to effectuate this Section 2.05, the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

          (c) The Company shall take all necessary actions to provide that as of the Effective Time no holder of Company Stock Options under the Company Option Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Company Stock Option.

          SECTION 2.06. Employee Stock Purchase Plan. Each outstanding option to
                        ----------------------------
purchase shares of Company Stock under the Company's Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated in accordance with the provisions of the Company ESPP (including Section 19 thereof). Prior to the Acceptance Date, the Company shall give any required notice to participants of the Company ESPP in accordance with the provisions thereof. As of the Acceptance Date, the Company ESPP shall be terminated in accordance with the provisions thereof. Notwithstanding the foregoing, the Company shall take all actions necessary to ensure that no new participants enter the Company ESPP after the date hereof and that no participants are allowed to increase their rates of contributions to the Company ESPP after the date hereof.

          SECTION 2.07. Adjustments. If, during the period between the date of
                        -----------
this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Stock, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer and the Merger shall be appropriately adjusted.

          SECTION 2.08. Withholding Rights. Each of the Surviving Corporation
                        ------------------
and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

          SECTION 2.09. Lost Certificates. If any Certificate shall have been
                        -----------------
lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.


                                   ARTICLE 3
                           THE SURVIVING CORPORATION
                           -------------------------

          SECTION 3.01. Certificate of Incorporation. The certificate of
                        ----------------------------
incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

          SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect
                        ------
immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

          SECTION 3.03. Directors and Officers. From and after the Effective
                        ----------------------
Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent that:

          SECTION 4.01. Corporate Existence and Power. The Company is a
                        -----------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to have or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

          SECTION 4.02. Corporate Authorization. The execution, delivery and
                        -----------------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the shares of Company Stock in favor of adoption of this Agreement is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

          SECTION 4.03. Governmental Authorization. The execution, delivery and
                        --------------------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the rules and regulations of The Nasdaq Stock Market, Inc. (the "NASDAQ STOCK MARKET"); (e) filings or consents under the competition laws of Germany; and (f) any other filings, approvals or authorizations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          SECTION 4.04. Non-Contravention. The execution, delivery and
                        -----------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clauses (b) - (d) above, for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          SECTION 4.05. Capitalization. The authorized capital stock of the
                        --------------
Company consists of 200,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK"). As of April 10, 2001, there were outstanding (i) 56,985,969 shares of Company Stock, (ii) no shares of Preferred Stock and (iii) other than stock options outstanding under the Company ESPP, stock options to purchase an aggregate of 17,610,910 shares of Company Stock (of which options to purchase an aggregate of 4,934,300 shares of Company Stock are currently exercisable) at a weighted average exercise price of $20.15 per share. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Stock issuable upon exercise of outstanding Company Stock Options have been duly authorized and will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section and except for changes since April 10, 2001 resulting from the exercise of Company Stock Options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the cashless exercise of Company Stock Options outstanding on April 10, 2001.

          SECTION 4.06. Subsidiaries. (a) Each of the Company's Subsidiaries is
                        ------------
a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company's Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company's Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries and (ii) options or other rights to acquire from the Company or any of its Subsidiaries or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company's Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          SECTION 4.07. SEC Filings. (a) The Company has made available to
                        -----------
Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and 2000, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2000 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2000 (the documents referred to in this Section 4.07(a) being referred to collectively as the "COMPANY SEC FILINGS").

          (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 4.08. Financial Statements. The audited consolidated financial
                        --------------------
statements of the Company included in its annual reports on Form 10-K referred to in Section 4.07 fairly present in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods set forth therein. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2000 set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "COMPANY 10-K") and "BALANCE SHEET DATE" means December 31, 2000.

          SECTION 4.09. Disclosure Documents. (a) Each document required to be
                        --------------------
filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including the Schedule 14D-9 and the proxy or information statement of the Company (the "PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 4.10. Absence of Certain Changes. Since the Balance Sheet
                        --------------------------
Date, except as contemplated by this Agreement or as set forth in the Company SEC Filings made prior to the date hereof, the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course and there has not been:

          (a) any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries other than in connection with the cashless exercise of a Company Stock Option outstanding on April 10, 2001;

          (c) any amendment of the certificate of incorporation or the bylaws of the Company or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money outside of the ordinary course of business;

          (e) any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset outside of the ordinary course of business;

          (f) any making of any loan, advance or capital contributions to or investment in any Person by the Company or any of its Subsidiaries other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company not outside of the ordinary course of business;

          (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (h) any transaction made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its business or assets (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case material to the Company and its Subsidiaries taken as a whole, other than transactions in the ordinary course of business and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or in Regulation S-X promulgated under the Exchange Act;

          (j) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, in each case by the Company or any of its Subsidiaries; or

          (k) except as required by contracts entered into prior to the date hereof or by law, any (i) grant of any severance, termination or retention pay to any employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or agreements of the Company or any of its Subsidiaries, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee, director or, except in the ordinary course of business, independent contractor of the Company or any of its Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to employees, directors or independent contractors of the Company or any of its Subsidiaries, other than any such increases payable to employees (other than directors or officers) or independent contractors in the ordinary course of business.

          SECTION 4.11. No Undisclosed Material Liabilities. There are no
                        -----------------------------------
material liabilities or obligations of the Company or any of its Subsidiaries that would be required to be set forth in a balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than:

          (a) liabilities or obligations disclosed or provided for in the Balance Sheet or in the Company SEC Filings made prior to the date hereof;

          (b) liabilities or obligations incurred since the Balance Sheet Date which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

          (c)  liabilities or obligations in connection with this Agreement.

          SECTION 4.12. Litigation. Except as set forth in the Company SEC
                        ----------
Filings made prior to the date hereof, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company before any court or arbitrator or before or by any governmental body, agency or official which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the transactions contemplated by this Agreement.

          SECTION 4.13. Taxes. Except as set forth on the Company Balance Sheet
                        -----
(including the notes thereto) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (a) all Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects;

          (b) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes of the Company or such Subsidiary, as the case may be, through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

          (c) the income and franchise Tax Returns of Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

          (d) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to Company or its Subsidiaries in respect of any Tax or Tax asset;

          (e) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and

          (f) "TAX" means (i) any tax or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than a group of which the Company was the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than the Company and its Subsidiaries, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement (other than such an agreement exclusively between the Company and its Subsidiaries) or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          SECTION 4.14. ERISA. (a) Prior to the date hereof, the Company has
                        -----
made available to Parent a list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case which is maintained, administered or contributed to by the Company or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of the Company or any ERISA Affiliate thereof or under which the Company or any ERISA Affiliate thereof has any liability with respect to current or former employees, directors or independent contractors of the Company or any ERISA Affiliate thereof. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Parent prior to the date hereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively as the "EMPLOYEE PLANS". For purposes of this Section, an "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. At no time has the Company or any Person who from time to time is or was an ERISA Affiliate of the Company ever maintained an employee benefit plan that is subject to Title IV of ERISA. Schedule 4.14 lists each employment, retention, consulting, severance or similar contract that the Company or any of its Subsidiaries has with any (x) officer or director of the Company or any of its Subsidiaries, (y) other employee of the Company or any of its Subsidiaries whose total compensation, on an annualized basis for the fiscal year ended December 31, 2000, was $85,000 or more or (z) consultant to the Company or any of its Subsidiaries who was or is a director, officer or other employee of the Company or any of its Subsidiaries.

          (b) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has made or could reasonably be expected to make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code, except where such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS that has not been revoked and no circumstances exist that could adversely affect such qualified status during the period from the date of the determination letter to date, and each trust forming a part thereof satisfies the IRS requirements for exemption from tax pursuant to Section 501(a) of the Code. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including, without limitation, ERISA, the Code and any applicable foreign law, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) No employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance, retention or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will, to the knowledge of the Company or any of its Subsidiaries, be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (e) No Employee Plan provides post-retirement health, medical, dental, vision, life or other insurance benefits for retired employees of the Company or its ERISA Affiliates except such benefits as are required under the health care continuation coverage requirements of Section 4980B of the Code or any similar state law provision.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve months ended on the Balance Sheet Date.

          (g) Neither the Company nor any of its Subsidiaries is a party to or subject to any union contract or works council or is currently negotiating any new employment contract or arrangement with any employee, director or, except in the ordinary course of business, independent contractor.

          (h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all applicable statutes, orders, rules and regulations with respect to employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; and (iii) there has not been any labor strike, dispute, slowdown or stoppage or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries.

          SECTION 4.15. Compliance with Laws. Except as set forth in the Company
                        --------------------
SEC Filings made prior to the date hereof, each of the Company and its Subsidiaries is and has been in compliance with all applicable laws, rules, regulations, judgments, injunctions, orders or decrees, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 4.16. Finders' Fees. Except for Goldman, Sachs & Co., there is
                        -------------
no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

          SECTION 4.17. Patents and Other Proprietary Rights. The Company and
                        ------------------------------------
its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and
(b) none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another Person, including, without limitation, sole or exclusive licenses limited to specific fields of use. The Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and the Company and its Subsidiaries have not, to the Company's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any Intellectual Property Rights. The Company and its Subsidiaries have not knowingly violated or infringed, and are not knowingly violating or infringing, any intellectual property right of any other Person, and the Company and its Subsidiaries have not received any written communication alleging that the Company or any of its Subsidiaries has violated or infringed, or is violating or infringing, the intellectual property right of any other Person. Neither the Company nor any of its Subsidiaries has been sued for infringing any intellectual property right of any other Person. None of the Intellectual Property Rights or other know-how relating to the business of the Company and its Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof has been disclosed by the Company or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, except insofar as such disclosures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries are party to any contract that restricts or otherwise limits the ability of the Company or such Subsidiary to perform services for any other Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each employee of the Company and its Subsidiaries is a party to an agreement substantially similar to the "Proxicom Employee Nonsolicitation and Confidentiality Agreement" made available to Parent prior to the date hereof except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 4.18. Environmental Matters. (a) Except as would not,
                        ---------------------
individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in the Company SEC Filings made prior to the date hereof:

                 (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company or any of its Subsidiaries nor has any penalty been assessed against the Company or any of its Subsidiaries with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law ("ENVIRONMENTAL PERMITS"), (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

                (ii) the Company has been and is in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no Environmental Liabilities.

          (b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (c) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

          "COMPANY" and "SUBSIDIARY" shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, governmental restriction or requirement or any agreement with any governmental agency or authority or third party relating to human health, the environment or pollutants, contaminants, chemicals, toxins, hazardous substances or wastes.

          "ENVIRONMENTAL LIABILITIES" means any and all liabilities or obligations of or relating to the Company and any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

          "HAZARDOUS SUBSTANCE" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

          SECTION 4.19. Antitakeover Provisions. The Board of Directors of the
                        -----------------------
Company has taken all action necessary to render Section 203 of the Delaware Law inapplicable to the transactions contemplated by this Agreement.

          SECTION 4.20. Rights Agreement or Plan. As of the date hereof, the
                        ------------------------
Company is not a party to, and has no obligations under, any rights agreement or similar stockholder rights plan.



                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent represents and warrants to the Company that:

          SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger
                        -----------------------------
Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 5.02. Corporate Authorization. The execution, delivery and
                        -----------------------
performance by Parent and Merger Subsidiary of this Agreement and the consummation by

Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

          SECTION 5.03. Governmental Authorization. The execution, delivery and
                        --------------------------
performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the rules and regulations of the United Kingdom Listing Authority, the London Stock Exchange plc or the JSE Securities Exchange South Africa; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" laws; (f) filings or consents under the competition laws of Germany; and (g) any other filings, approvals or authorizations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          SECTION 5.04. Non-Contravention. The execution, delivery and
                        -----------------
performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of association or memorandum of association of Parent and the certificate of incorporation or bylaws of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary, except, in the case of (b) and (c), for such matters as would not materially adversely affect the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          SECTION 5.05. Disclosure Documents. (a) The information with
                        --------------------
respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

          (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

          SECTION 5.06. Finders' Fees. Except for Merrill Lynch, Pierce, Fenner
                        -------------
& Smith Incorporated and Deutsche Banc Alex. Brown, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

          SECTION 5.07. Financing. Parent has sufficient funds available and
                        ---------
will be able to utilize such funds to consummate the transactions contemplated hereby.



                                   ARTICLE 6
                            COVENANTS OF THE COMPANY
                            ------------------------

          SECTION 6.01. Conduct of the Company. From the date hereof until the
                        ----------------------
Effective Time, the Company and its Subsidiaries shall conduct their business in all material respects only in the ordinary course (provided that any significant restructuring shall not be considered ordinary course) and shall use their reasonable best efforts to preserve substantially intact their business organizations and relationships with third parties with which the Company and its Subsidiaries have significant business relations and to keep available the services of their present officers and employees as a group. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as disclosed in the Company Disclosure Schedule or unless Parent shall consent in writing:

          (a) the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

          (b) the Company will not adopt a stockholder rights plan or any other similar plan that would apply to the transactions contemplated by this Agreement;

          (c) the Company will not, and will not permit any of its Subsidiaries to, merge, consolidate or enter into any strategic alliance with any other Person or acquire a material amount of assets of any other Person;

          (d) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets, securities or property except pursuant to existing contracts or commitments or in the ordinary course of business;

          (e) the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby; and

          (f) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          SECTION 6.02. Stockholder Meeting; Proxy Material. (a) The Company
                        -----------------------------------
shall (i) as promptly as practicable after consummation of the Offer duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") for the purpose of voting on the adoption of this Agreement, unless Delaware law does not require a vote of stockholders of the Company for consummation of the Merger, and (ii) take all lawful action to solicit the approval of its stockholders in favor of adoption of this Agreement.

          (b) In connection with the Company Stockholder Meeting, the Company shall (i) promptly prepare and file with the SEC the Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (ii) mail to its stockholders the Proxy Statement and all other proxy materials for the Company Stockholder Meeting a sufficient time prior to the Company Stockholder Meeting as is necessary to comply with applicable law and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholder Meeting.

          (c) At the Company Stockholder Meeting, Parent shall, and shall cause each of its Subsidiaries to, vote in favor of adoption of this Agreement all shares of Company Stock owned by it, including all shares of Company Stock purchased pursuant to the Offer.

          SECTION 6.03. Access to Information. From the date hereof until the
                        ---------------------
Effective Time, and subject to applicable law and the Confidentiality Agreement dated as of February 9, 2001 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), upon reasonable notice, the Company will give the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the officers, employees, accountants, counsel, financial advisors and other representatives of the Company to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.03, shall affect any representation or warranty given by the Company to Parent hereunder.

          SECTION 6.04. Other Offers. (a) From the date hereof until the
                        ------------
termination hereof, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause the officers, directors, key employees, financial advisors or other agents or representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the making of any Acquisition Proposal or any inquiry with respect thereto, (ii) disclose any nonpublic information relating to the Company or any of its Subsidiaries to, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made or is known to it to be considering making an Acquisition Proposal or (iii) engage in any negotiations with any Person with respect to any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to the

Acceptance Date, the Company may (A) furnish such information and provide such access to a Person who has made an unsolicited, bona fide Acquisition Proposal and (B) engage in negotiations with such Person concerning such Acquisition Proposal, if and only if, in the case of each of (A) and (B) above, (i) the Board of Directors of the Company determines in good faith by a majority vote, after receipt of the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the Company complies with all of its obligations under Section 6.04(c) in respect of such Acquisition Proposal and (iii) as a condition of such Person obtaining such non-public information or access (in the case of (A) above) the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement the material terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain any standstill provisions.

          (b) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall recommend, and may not withdraw or, subject to the next sentence, modify or change, in a manner adverse to Parent, its approval or recommendation of, the Offer, the Merger or this Agreement unless prior to the Acceptance Date the Board of Directors of the Company determines in good faith by a majority vote that an Acquisition Proposal constitutes a Superior Proposal. Nothing in this Agreement shall prevent the Board of Directors of the Company from making any disclosure to its stockholders if required by applicable law; provided that disclosures under this sentence shall not be a basis, in themselves, for the Company to terminate this Agreement pursuant to Section 10.01(h).

          (c) The Company shall promptly (and in no event later than 12 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing, shall identify the Person making the relevant Acquisition Proposal and shall set forth the material terms thereof) Parent after the Company has received any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries, or for access to the properties, books or records of the Company or any of its Subsidiaries, by any Person that the Company has knowledge may be considering making, or has made, an Acquisition Proposal. The Company will keep Parent informed of the status and material terms of (including all changes to the status and material terms of) any such Acquisition Proposal or request.

          (d) The Company (x) shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its officers, directors, key employees, consultants, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date of this Agreement with respect to any Acquisition Proposal and (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with such Person's consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

          (e) For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the outstanding equity securities of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any unsolicited, bona fide, written Acquisition Proposal which the Board of Directors of the Company concludes in good faith (after receipt of the advice of its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal and the Person making such proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term above except that the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          (f) The Company shall use its reasonable best efforts promptly to inform its Subsidiaries and its officers, directors, key employees, financial advisors and other agents or representatives of the obligations undertaken in this Section 6.04.

          SECTION 6.05. Section 16 Matters. Prior to the Effective Time, the
                        ------------------
Company shall take all such steps as may be required to cause any dispositions of Company Stock in the Merger by each individual who is subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          SECTION 6.06. Notice of Certain Events. The Company shall promptly
                        ------------------------
notify Parent of:

          (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the failure to obtain which consent, if required, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement; and

          (d) any occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause either (i) any representation or warranty made by the Company in this Agreement to be untrue or inaccurate at the Acceptance Date such that the condition set forth in clause
(ii)(a) of Annex I would not be satisfied or (ii) a Material Adverse Effect.


                                   ARTICLE 7
                               COVENANTS OF PARENT
                               -------------------

          SECTION 7.01. Obligations of Merger Subsidiary. Parent shall take all
                        --------------------------------
actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.02. Director and Officer Liability. For six years after the
                        ------------------------------
Effective Time, Parent shall indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent shall cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in the twelve months ended December 31, 2000, which amount has been disclosed to Parent; and provided, further, that if the annual premiums of such insurance exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Parent under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.02 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.02 applies shall be third-party beneficiaries of this Section 7.02).

          SECTION 7.03. Employees. (a) For a period of at least one year
                        ---------
after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain employee base salary amounts for the employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation (the "COMPANY EMPLOYEES") that are at least equal to amounts that they are currently receiving with the Company and its Subsidiaries; after such year, employee base salary amounts for Company Employees shall be, in the reasonable judgment of Parent, no less favorable to them than the base salary amounts provided to similarly situated employees of Parent's services business in the United States. For a period of at least one year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain employee bonus opportunities for Company Employees that are at least equal to opportunities to which they were entitled with respect to the fiscal year ended December 31, 2000; after such year, employee bonus opportunities for Company Employees shall be, in the reasonable judgment of Parent, no less favorable to them than the bonus opportunity provided to similarly situated employees of Parent's services business in the United States. Notwithstanding the foregoing two sentences, if there is an across-the-board reduction in the base salaries or bonus opportunities of all or substantially all of the employees of Parent's services business in the United States, then the base salaries or bonus opportunities of Company Employees may also be reduced as a part of that reduction effort. Until Company Employees receive benefits under benefits arrangements provided to similarly situated employees of Parent's services business in the United States ("PARENT PLANS"), Parent shall, or shall cause the Surviving Corporation, to maintain the Employee Plans for the benefit of Company Employees. Parent shall, or shall cause the Surviving Corporation to, give each Company Employee full credit in respect of his or her employment with the Company or its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting, level of benefits and service, other than benefit accrual under any defined benefit plans, under any applicable Employee Plan (in accordance with the terms of such Employee Plan) or Parent Plan (to the extent that the applicable Employee Plan gave such credit); provided, however that solely to the extent necessary to avoid duplication of benefits, amounts payable under the Parent Plans may be reduced by amounts payable under the applicable Company Plans with respect to the same periods of service.

          (b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the Company Employees under the Employee Plans) under any group health plans of Parent or the Surviving Corporation to be waived with respect to the Company Employees and their eligible dependents and
(ii) give each Company Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

          (c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation, to honor, in accordance with their terms, all benefit obligations to current and former employees and any contractual rights of such current and former employees pursuant to any agreements (excluding any such rights pursuant to agreements that such current and former employees terminate, or agree to terminate, either before or after the date hereof).

          SECTION 7.04. Notice of Certain Events. Parent shall promptly notify
                        ------------------------
the Company of:

          (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the failure to obtain which consent, if required, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent that relate to the consummation of the transactions contemplated by this Agreement.



                                   ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY
                       -----------------------------------

          SECTION 8.01. Reasonable Best Efforts. Subject to the terms and
                        -----------------------
conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement. Neither Parent nor the Company shall, nor shall either of them permit any of their respective Subsidiaries to, take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement.

          SECTION 8.02. Certain Filings. The Company and Parent shall cooperate
                        ---------------
with one another (a) in connection with the preparation of the Offer Documents and the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking timely to take any such actions, make any such filings and obtain any such consents, approvals or waivers.

          SECTION 8.03. Public Announcements. Parent and the Company will
                        --------------------
consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 8.04. Merger Without Meeting of Stockholders. If Parent,
                        --------------------------------------
Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Stock pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Stock pursuant to the Offer without a meeting of stockholders of the Company in accordance with the Delaware Law.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER
                            ------------------------

          SECTION 9.01. Conditions to the Obligations of Each Party. The
                        --------------------------------------------
respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by Delaware Law, this Agreement shall have been adopted by the Company's stockholders in accordance with such Law;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) Merger Subsidiary shall have purchased shares of Company Stock pursuant to the Offer.


                                   ARTICLE 10
                                   TERMINATION
                                   -----------

          SECTION 10.01. Termination. This Agreement may be terminated and the
                         ------------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)  by mutual written consent of each of the Company and Parent;

          (b) by either Parent or the Company, if the Offer shall not have been consummated by August 1, 2001 (the "TERMINATION DATE"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated on or before such date;

          (c) by either Parent or the Company, if after the date hereof a court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to comply with
Section 8.02 has been the primary cause of such action;

          (d) prior to the Acceptance Date, by either Parent or the Company, if any Person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than Parent, Merger Subsidiary or any of their respective Affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding shares of Company Stock;

          (e) prior to the Acceptance Date, by (i) Parent, if the Company shall have breached any of the representations, warranties, covenants and agreements contained in this

Agreement such that the conditions specified in clause (ii)(a) or (b) of Annex I are not capable of being satisfied on or prior to the Termination Date or (ii) the Company, if Parent shall have breached any of its covenants or agreements contained herein required to be performed by it prior to the Acceptance Date or any of its representations and warranties contained in this Agreement, which breach would reasonably be expected to materially impair the ability of Parent to consummate the transactions contemplated by this Agreement;

          (f) prior to the Acceptance Date, by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn, or materially modified or changed in a manner adverse to Parent, its approval or recommendation of the Offer, the Merger or this Agreement;

          (g) prior to the Acceptance Date, by Parent, if the Company shall have breached in any material respect the obligations imposed upon it by Section
6.04 and, to the extent such breach is capable of being cured, such breach shall not have been cured within 72 hours' notice of such breach by Parent to the Company; or

          (h) prior to the Acceptance Date, by the Company, if the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 6.04 in all material respects; (ii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in such writing that the Company intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice, (iii) Parent does not make, within three Business Days after receipt of the Company's written notice pursuant to clause (ii) above, an offer that the Board of Directors of the Company shall have concluded in good faith (following consultation with its financial advisor and outside legal counsel) is as favorable to the stockholders of the Company as such Superior Proposal and (iv) the Company pays the termination fee contemplated by Section 11.04(b) concurrently with entering into such binding written agreement.

          The party desiring to terminate this Agreement pursuant to Sections 10.01(b)-(h) shall give written notice of such termination to the other party in accordance with Section 11.01.

          SECTION 10.02. Effect of Termination. In the event of termination of
                         ----------------------
this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers or directors, except (a) as set forth in
Section 11.04 and (b) that nothing herein shall relieve any party from liability for any willful breach hereof. The covenants and agreements set forth in Article 11 shall survive any termination of this Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS
                                  -------------

          SECTION 11.01. Notices. All notices, requests and other communications
                         -------
to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Parent or Merger Subsidiary to:

          Dimension Data Holdings plc
          Oval 1 Meadowbrook Lane
          Epsom Downs, Sandton 2125
          South Africa
          Attn: Patrick Quarmby
          Fax: (27 11) 709-1099

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019
          Attn: Morton A. Pierce, Esq.
          Fax: (212) 259-6333

          if to the Company, to:

          Proxicom, Inc.
          11600 Sunrise Valley Drive
          Reston, Virginia  20191
          Att: David R. Fontaine, Esq.
          Fax: (703) 262-3439

          with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Att: Andrew R. Brownstein, Esq.
          Fax: (212) 403-2000

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

          SECTION 11.02. Survival. The representations, warranties, covenants
                         --------
and agreements contained herein shall not survive the Effective Time except that the covenants and agreements that by their terms are to be performed or complied with in whole or in part after the Effective Time shall survive the Effective Time.

          SECTION 11.03. Amendments; No Waivers. (a) Any provision of this
                         ----------------------
Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after stockholder approval of this Agreement at the Company Stockholder Meeting (if applicable), no amendment shall be made which by law requires further approval by the stockholders of the Company without such further approval.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 11.04. Fees and Expenses. (a) Except as otherwise provided
                         -----------------
in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          (b) The Company agrees to pay Parent a fee in immediately available funds equal to $10,000,000 if:

     (i)  this Agreement is terminated pursuant to Section 10.01(d), (g) or (h);
or

     (ii) (A) this Agreement shall have been terminated pursuant to Section 10.01(b) or (f), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced or otherwise become communicated to the Board of Directors or stockholders of the Company and (C) within twelve months of such termination the Company recommends, enters into a definitive agreement with respect to, or consummates, any Business Combination Proposal. For purposes of this Section 11.04, "BUSINESS COMBINATION PROPOSAL" shall have the meaning assigned to the term "Acquisition Proposal", except that the reference to "10%" in such definition shall be deemed to be a reference to "50%" and shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company), of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

          (c) Any termination fee payable to Parent pursuant to Section 11.04(b)(i) shall be payable in cash no later than one Business Day following the date of such termination (except that any termination fee payable upon termination pursuant to Section 10.01(h) shall be payable as set forth in such Section). Any termination fee payable to Parent pursuant to Section 11.04(b)(ii) shall be payable in cash on the date the Company recommends, enters into an agreement with respect to or consummates a Business Combination Proposal.

          SECTION 11.05. Successors and Assigns. The provisions of this
                         ----------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Subsidiary may transfer or assign, in whole, its rights under this Agreement to another wholly owned Subsidiary of Parent, but no such transfer will relieve Merger Subsidiary of any of its obligations hereunder.

          SECTION 11.06. Governing Law. This Agreement shall be construed in
                         -------------
accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

          SECTION 11.07. Jurisdiction. Each of the parties hereby (a) agrees
                         ------------
that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court sitting in the State of Delaware, (b) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the assertion of personal jurisdiction over any party by a Delaware court, or the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court and, without limiting the foregoing, shall be properly served or delivered if delivered in the manner contemplated by Section 11.01 hereof.

          SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
                         --------------------
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 11.09. Counterparts; Effectiveness; Third Party Beneficiaries.
                         ------------------------------------------------------
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Section 7.02 hereof, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          SECTION 11.10. Entire Agreement. This Agreement and the
                         ----------------
Confidentiality Agreement constitute the entire agreement among Parent, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Parent, Merger Subsidiary and the Company with respect to the subject matter hereof.

          SECTION 11.11. Severability. If any term, provision, covenant or
                         ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

          SECTION 11.12. Specific Performance. The parties hereto agree that
                         --------------------
irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 11.13. Definitions. (a) For purposes of this Agreement:
                         -----------

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or London, England are permitted or required to close.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such effect reasonably attributable to (x) general economic conditions in the countries in which the Company and its Subsidiaries operate (including prevailing interest rate and stock market levels), (y) general conditions in the e-integration business conducted by Sapient Corporation, DiamondCluster International, Inc., Digitas Inc. and Answerthink, Inc. or (z) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

          "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                            Section
          ----                                            -------

          Acceptance Date                                 1.01
          Acquisition Proposal                            6.04
          Balance Sheet                                   4.08
          Balance Sheet Date                              4.08
          Business Combination Proposal                   11.04

          Term                                            Section
          ----                                            -------

          Certificates                                    2.03
          Code                                            1.03
          Company                                         Preamble
          Company 10-K                                    4.08
          Company Disclosure Documents                    4.09
          Company Disclosure Schedule                     Article 4
          Company Employees                               7.03
          Company ESPP                                    2.06
          Company Option Plans                            2.05
          Company SEC Filings                             4.07
          Company Securities                              4.05
          Company Stock                                   1.01
          Company Stock Option                            2.05
          Company Stockholder Meeting                     6.02
          Confidentiality Agreement                       6.03
          Delaware Law                                    1.02
          Effective Time                                  2.01
          Employee Plans                                  4.14
          Environmental Laws                              4.18
          Environmental Liabilities                       4.18
          Environmental Permits                           4.18
          ERISA                                           4.14
          ERISA Affiliate                                 4.14
          Exchange Act                                    1.01
          Exchange Agent                                  2.03
          GAAP                                            4.08
          Hazardous Substance                             4.18
          HSR Act                                         4.03
          Intellectual Property Rights                    4.17
          Lien                                            4.04
          Merger                                          2.01
          Merger Consideration                            2.02
          Merger Subsidiary                               Preamble
          Minimum Condition                               1.01
          Nasdaq Stock Market                             4.03
          Offer                                           1.01
          Offer Documents                                 1.01
          Option Payment                                  2.05
          Parent                                          Preamble
          Parent Plans                                    7.03
          Preferred Stock                                 4.05
          Proxy Statement                                 4.09
          Schedule 14D-9                                  1.02
          Schedule TO                                     1.01

          Term                                            Section
          ----                                            -------

          SEC                                             1.01
          Subsidiary Securities                           4.06
          Superior Proposal                               6.04
          Surviving Corporation                           2.01
          Tax                                             4.13
          Tax Return                                      4.13
          Taxing Authority                                4.13
          Termination Date                                10.01
          Vested Options                                  2.05

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           DIMENSION DATA HOLDINGS PLC

                           By: /s/ P.K. Quarmby
                              -------------------------------------------------
                               Name: P.K. Quarmby
                               Title: Director


                           By: /s/ J.J. Ord
                              -------------------------------------------------
                               Name: J.J. Ord
                               Title: Chairman of Board and CEO


                           PROXICOM, INC.

                           By: /s/ Raul J. Fernandez
                              -------------------------------------------------
                               Name:  Raul J. Fernandez
                               Title: Chairman & CEO


                            PUTTER ACQUISITION CORP.

                            By: /s/ P.K. Quarmby
                               ------------------------------------------------
                               Name: P.K. Quarmby
                               Title: Director

                                                                         ANNEX I

          Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any shares of Company Stock, and may, subject to Articles 1 and 10 of this Agreement, terminate the Offer, if

          (i) prior to the initial acceptance of shares of Company Stock pursuant to the Offer, (A) the Minimum Condition shall not have been satisfied,
(B) the applicable waiting period under the HSR Act shall not have expired or been terminated or the anticompetition regulations applicable to the Offer and the Merger under German law shall not have been complied with or (C) all consents, approvals or other actions by any governmental authority required in connection with the consummation of the Offer and the Merger shall not have been obtained and no Person (other than any governmental authority) whose consent is or may be required in connection with the transactions contemplated by this Agreement as set forth in the Company Disclosure Schedule shall have given notice or otherwise indicated to the Company or Parent that such Person will not grant the consent, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or

          (ii) at any time on or after the date of this Agreement and prior to the initial acceptance of shares of Company Stock pursuant to the Offer, any of the following conditions shall exist:

          (a) (x) the representations and warranties of the Company contained in
Section 4.05, 4.07 or 4.08 of this Agreement shall not be true and correct in all material respects immediately prior to the initial acceptance of the shares of Company Stock pursuant to the Offer as though made on or as of such time (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) or (y) the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications as to materiality or Material Adverse Effect set forth in each of such other representations and warranties) shall not be true and correct immediately prior to the initial acceptance of the shares of Company Stock pursuant to the Offer as though made on or as of such time (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) except, in the case of clause (y) only, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (b) the Company shall have failed to perform in all material respects any of its obligations under this Agreement required to be performed prior to the initial acceptance of the shares of Company Stock pursuant to the Offer; or

          (c) this Agreement shall have been terminated in accordance with its terms.


                                      I-1